EXHIBIT 10(q).

January 2006

Tim Fenton

Dear Tim,

This letter is to review your salary and benefits package for your assignment in Hong Kong. The term of the assignment is expected to be approximately three to five years. In Hong Kong, your position will continue to be President APMEA, effective March 1, 2006. Your band will continue to be the Executive Management Band for compensation and benefit purposes.

This letter confirms our mutual understanding of the terms and conditions that apply to your employment with McDonald’s while on assignment. Such employment is subject, of course, to medical clearances, foreign government entry documents, work/residency permits and/or visas, and your acceptance of the terms and conditions outlined in this letter.

Your compensation and benefits package is designed to provide you with a level of compensation and benefits that is approximately comparable to your home country of the United States (U.S.). We have taken into consideration the additional costs that you may reasonably anticipate as a result of living in Hong Kong.

The terms and conditions outlined in this letter will be in effect only for the period of this assignment.

Total Overseas Compensation

For purposes of this assignment, the U.S. shall be designated as your point of origin or your home country. Hong Kong shall be designated as your assignment location.

McDonald’s uses a balance sheet approach to help ensure that your standard of living in Hong Kong will be reasonably comparable to that which you had in the U.S. A copy of your compensation balance sheet is attached to this letter.

Base Salary

Your current annual base salary is $400,000 effective January 4, 2005. You will remain on the U.S. payroll and you will continue to follow the U.S. compensation and benefits programs. You will receive an annual performance and base salary review on March 1, 2006 based on your home country guidelines.

Bonus

You will continue to be eligible to be considered for a bonus under the Corporate Officer target incentive program according to your level. The performance factor of the bonus computation will continue to be based on a combination of McDonald’s APMEA and Corporate performance.

Long Term Incentives

You will continue to be eligible for long term incentives based on McDonald’s U.S. guidelines.

Cash Performance Unit Plan

You will maintain your eligibility in the Cash Performance Unit Plan based on the plan guidelines.

Cost of Living Allowance

A cost of living allowance (COLA) is a differential paid to equalize for the difference between the cost of goods and services in the U.S. versus the cost goods and services in Hong Kong. The COLA is determined by an outside consulting firm and is adjusted as warranted due to changes in prices, fluctuations in exchange rates, base salary and family size. While your COLA will be paid at the same time as your payroll, it can fluctuate from time to time based on these adjustments.

Housing Allowance

A budget for your housing in Hong Kong will be determined. Housing includes rent and utilities excluding telephone, cable television and internet, which are your responsibility.

Housing Contribution

A housing contribution is an estimated amount that a person with your base salary and family size would spend on housing (includes assumed utility cost) in the U.S. The amount is determined by an outside consultant at the start of the assignment and is based on base salary and family size. The housing contribution amount is fixed for the duration of the assignment and does not change unless there is a change in family status.

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Your housing contribution has been set at an annual amount of $26,019 for the term of the assignment. This is a reduced portion of the full housing contribution amount of $48,272. This amount will be deducted from your payroll. Any housing you decide to maintain in the U.S. during your assignment will be your responsibility.

Family Assistance Allowance

A family assistance allowance is paid to compensate for additional family costs that arise when relocating outside of your home country. You will receive an annual family assistance allowance for your spouse in the amount of US $5,000 per year and US $1,000 for each additional dependent. Your family assistance payment will be paid to you through your U.S. payroll on an ongoing basis.

Tax Equalization

You will be tax equalized to ensure that you pay approximately the same amount of taxes that you would have paid in the U.S. McDonald’s will pay your actual U.S. and Hong Kong tax obligations either directly or by reimbursing you. You will be responsible for paying a “hypothetical” U.S federal and state tax to McDonald’s. Deductions from your paycheck for this “hypothetical” tax should reflect approximately what you would have paid in tax had you remained working in the U.S. This “hypothetical” tax withholding is only an estimate; your actual tax liabilities may be more or less.

An accounting firm selected by McDonald’s Corporation will be retained to assist in the preparation of your U.S. and Hong Kong income tax returns. The accounting firm will calculate a final tax equalization settlement after your tax returns have been completed. At this time, your final tax liability will be determined. Your total hypothetical tax withholding will be compared to this final tax liability as calculated by the accounting firm to determine whether tax has been overwithheld, in which case McDonald’s will refund the excess withholding to you within 30 days, or whether not enough tax was withheld, in which case you must pay the additional tax liability to McDonald’s within 30 days.

Relocation Assistance

You will be eligible to receive the global relocation program for long-term assignments. Please contact Tracy Toth (XXX-XXX-XXXX) in Relocation Services, Oak Brook. She will provide you with relocation assistance throughout your relocation.

Medical Insurance

McDonald’s will provide you with medical coverage approximately equivalent to that you had in U.S. You will be removed from the McDonald’s medical plan during the course of your international assignment and will be placed on the CIGNA International medical program.

The selection of insurance provider and determination of equivalence will be solely within McDonald’s discretion.

Cultural Training

You and your family are eligible for cross-cultural training. Please contact Gaby Gutierrez (XXX-XXX-XXXX) to arrange for cultural training before your move to Hong Kong.

Holidays and Vacation

You will follow the public holiday schedule in effect in Hong Kong. You will continue the same eligibility for vacation as under McDonald’s U.S. policy.

Automobile

McDonald’s China Development Company will provide you with a company car according to its policies.

Home Leave

You and your eligible family members are eligible for home leave. The number of home leave trips for you and your eligible family members is agreed to between you and Mike Roberts, COO of McDonald’s. McDonald’s will reimburse round-trip coach airfare or lowest available fare (business class airfare for flights over 6 hours in length) from Hong Kong to South Carolina. While you are encouraged to return home on your leave, you may choose another destination. McDonald’s will reimburse up to the limit of the equivalent airfare of Hong Kong to South Carolina.

Sabbatical Entitlement

Your eligibility for sabbatical will be determined under McDonald’s U.S. policy. If you intend to take your sabbatical during your assignment, you must give at least 6 months notice and obtain approval prior to taking the sabbatical.

Human Resource Policies

McDonald’s Corporation’s benefits and compensation guidelines and global assignee policies (including vacation, home leave, and tax equalization) will apply to you and your family. Such guidelines and policies may be changed from time to time by McDonald’s at its sole discretion.

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Data Protection

Personal information relating to you and your family in connection with your employment and your overseas assignment will need to be processed and such information may need to be sent between Hong Kong and the U.S. and to other McDonald’s entities located elsewhere. By signing below, you agree on behalf of yourself and your family members to all such transmittal and processing of this information

Governing Law

This assignment letter is governed by and construed in accordance with the laws of the State of Illinois and the United States, without reference to principles of conflicts of laws. In the event of any dispute arising with respect to this assignment letter, which cannot amicably be resolved, the courts of the United States of America shall have sole and exclusive jurisdiction over any and all such claims.

Termination while Overseas

Your assignment to Hong Kong may be voluntarily ended by you, or involuntarily by McDonald’s Corporation or McDonald’s China Development Company at will, with or without notice or reason. If your assignment ends for whatever reason and you continue to be an employee of McDonald’s Corporation or a McDonald’s subsidiary or joint venture, McDonald’s will reimburse you for return airfare (coach/economy class) for you and your eligible dependents and will provide for shipment of your household goods within prescribed limits to your point of origin or, if appropriate, to the place of your next assignment, whether in or outside the United States.

If you voluntarily terminate your employment with McDonald’s Corporation while on assignment, and do not immediately become an employee of a McDonald’s subsidiary or joint venture, you are solely responsible for your own relocation and repatriation. If your employment with McDonald’s Corporation is involuntarily terminated while you are on assignment, McDonald’s will reimburse you for return airfare (coach/economy class) for you and your eligible dependents and will provide for shipment of your household goods within prescribed limits to your point of origin within the U.S. This reimbursement and shipment is contingent on your moving back to the U.S. within 60 days of termination.

You understand that this letter is not to be construed as an employment contract or guarantee of employment for any period of time. Your employment at McDonald’s shall continue to be “at will.” This means that you are free to terminate your employment at any time, for any reason, and McDonald’s Corporation retains the same right.

Summary

We wish you success in your global assignment. If you have any questions, please contact Gaby Gutierrez (xxx-xxx-xxxx) or me.

/s/ Richard Floersch
Rich Floersch

Please sign and return this letter of understanding to Gaby Gutierrez.

I hereby agree and accept this assignment as outlined above and other general McDonald’s policies.

/s/ Timothy J. Fenton
Tim Fenton

January 2006

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